THE HANOVER INSURANCE GROUP, INC. REPORTS 2007 SECOND QUARTER EARNINGS:

NET INCOME OF $1.14 PER SHARE COMPARED TO $0.99 PER SHARE LAST YEAR; INCOME FROM CONTINUING OPERATIONS OF $1.14 PER SHARE COMPARED TO $1.04 PER SHARE LAST YEAR

WORCESTER, Mass., July 30, 2007—The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the second quarter of $59.8 million, or $1.14 per share, compared to $50.9 million, or $0.99 per share in the second quarter of last year. Income from continuing operations was $59.5 million for the second quarter, or $1.14 per share, compared to $53.7 million, or $1.04 per share, in the second quarter of last year.

Total Property and Casualty pre-tax segment income was $98.1 million in the quarter, compared to $86.2 million in the second quarter of last year. The Personal Lines segment reported pretax segment earnings of $55.7 million in the second quarter of 2007 compared to $53.7 million in the second quarter of 2006, while the Commercial Lines segment reported pre-tax segment earnings of $39.3 million in the quarter, versus $30.2 million in the second quarter of 2006.

“Our companies continue to deliver strong results and generate earnings growth even under challenging market conditions.” said Frederick H. Eppinger, chief executive officer of The Hanover Insurance Group, Inc. “We continue to grow and maintain positive momentum in both our Commercial and Personal Lines of business, making progress towards another good year.”

Segment Results

The Hanover conducts its business in four operating segments. Property and casualty operations consist of three operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages. The Other Property and Casualty segment includes a block of run-off voluntary pools business in which we have not actively participated since 1995; AMGRO, Inc., a premium financing business; Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations; and earnings on holding company assets. The Life Companies, our fourth operating segment, include the run-off business of First Allmerica Financial Life Insurance Company (FAFLIC), principally consisting of traditional life insurance and retirement businesses.

The following table shows pre-tax segment income. It is presented in a manner consistent with the way management evaluates results and is set forth in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information."

	Quarter ended June 30 (In millions)
	2007	2006
Property and Casualty:
Personal Lines(1)	$55.7	$53.7
Commercial Lines(2)	39.3	30.2
Other Property and Casualty	3.1	2.3

Total Property & Casualty	98.1	86.2
Life Companies	0.8	(1.0)
Interest expense on corporate debt	(9.9)	(9.9)
Total pre-tax segment income	89.0	75.3

Federal income tax expense	(29.8)	(23.6)

Total segment income after taxes (3)	$59.2	$51.7

(1)	Includes Personal Lines pre-tax net impact of catastrophes of $9.2 million and $7.4 million for the second quarter of 2007 and 2006, respectively.

(2)	Includes Commercial Lines pre-tax net impact of catastrophes of $5.3 million and $12.1 million for the second quarter of 2007 and 2006, respectively.

(3)	See reconciliation from segment income to net income at the end of this document.

Property and Casualty

Property and Casualty pre-tax segment income was $98.1 million in the second quarter of 2007, up from $86.2 million in the second quarter of 2006. The pre-tax net impact of catastrophes was $14.5 million in the quarter compared to $19.5 million in the second quarter of 2006. Excluding catastrophes, Property and Casualty pre-tax segment income would have been $112.6 million in the current quarter compared to $105.7 million in the prior year quarter, an increase of $6.9 million. Underlying this increase were higher underwriting losses that were more than offset by several factors. Higher underwriting losses in the quarter resulted from higher current accident year losses that were partially offset by higher favorable development of prior-year loss and loss adjustment reserves. The several factors that contributed to improved earnings in the quarter were lower loss adjustment expenses, higher investment income and favorable results from involuntary pools.

Property and Casualty highlights:

•	Net premiums written were $619.9 million in the second quarter of 2007, compared to $598.4 million in the second quarter of 2006, up 3.6%.

•	Net premiums earned were $590.7 million in the second quarter of 2007, compared to $549.4 million in the second quarter of 2006.

•	New business net premiums written were $151.8 million in the second quarter of 2007, compared to $151.8 million written in the second quarter of 2006.

•

Favorable development of prior-year loss and loss adjustment reserves was $34.8 million in the second quarter of 2007, compared to favorable development of $25.6 million in the second quarter of 2006, driven primarily by Personal Auto and Commercial Multiple Peril.

The following tables summarize the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended June 30
	2007	2006
Personal Lines losses (excluding catastrophes)	51.7%	49.3%
Personal Lines catastrophe-related losses	2.5%	2.6%
Total Personal Lines losses	54.2%	51.9%
Commercial Lines losses (excluding catastrophes)	44.2%	41.2%
Commercial Lines catastrophe-related losses	2.3%	5.2%
Total Commercial Lines losses	46.5%	46.4%
Total P&C Losses	51.5%	49.9%
Loss adjustment expenses	10.0%	11.2%
Policy acquisition and other underwriting expenses	32.7%	33.8%
Combined Ratio	94.2%	94.9%

Personal Lines

Personal Lines pre-tax segment income was $55.7 million in the quarter compared to $53.7 million in the prior-year quarter. The pre-tax net impact of catastrophes was $9.2 million in the current quarter compared to $7.4 million in the second quarter of 2006. Excluding catastrophes, personal lines pre-tax segment income would have been $64.9 million in the current quarter compared to $61.1 million in the prior-year quarter, an increase of $3.8 million. Underlying this increase were higher underwriting losses that were more than offset by several factors. Higher underwriting losses in the quarter resulted from higher current accident year losses that were partially offset by higher favorable development of prior-year loss and loss adjustment reserves. The several factors that contributed to earnings improvement in the quarter were lower loss adjustment expenses, higher net investment income and favorable results from involuntary pools.

Current accident year losses were higher in the second quarter of 2007 compared to the prior-year quarter. The increase in current accident year losses is driven by large property losses in the Homeowners’ line, as well as an increase in current accident year losses in personal auto.

Prior-year loss and loss adjustment reserves developed favorably and were $22.5 million in the second quarter of 2007, compared to $17.3 million in the second quarter of 2006. This increase was driven by personal auto liability and relates primarily to the most recent prior accident year.

Loss adjustment expenses excluding catastrophes were $4.8 million lower in the quarter, compared to the prior-year quarter resulting primarily from lower technology expenses and lower independent adjusters’ expenses.

Net investment income was $2.0 million higher in the quarter due primarily to higher operating cash flows.

Earnings were also higher by $1.9 million in the current quarter compared to the second quarter of 2006 due primarily to the more favorable results from the Massachusetts Commonwealth of Automobile Reinsurers (Mass CAR) pool.

Personal Lines highlights:

•	Net premiums written were $370.8 million in the second quarter of 2007, compared to $360.7 million in the second quarter of 2006, up 2.8%.

•	Net premiums earned were $364.4 million in the second quarter of 2007, compared to $344.5 million in the second quarter of 2006.

•	New business net premiums written were $67.8 million in the second quarter of 2007, representing a decrease of 4.4% compared to $71.0 million in the second quarter of 2006.

•	The Personal Lines GAAP combined ratio was 93.7% in the second quarter, versus 92.9% in the prior-year quarter.

•

The pre-tax net impact of catastrophes was $9.2 million, or 2.5 points of the combined ratio for the second quarter of 2007, compared to $7.4 million, or 2.2 points of the combined ratio for the second quarter of 2006.

•

Favorable development of prior-year loss and loss adjustment reserves was $22.5 million in the current quarter, compared to favorable development of $17.3 million in the second quarter of 2006 decreasing the personal lines combined ratio by 6.2 points and 5.0 points, respectively.

Commercial Lines

Commercial Lines pre-tax segment income was $39.3 million in the quarter, compared to $30.2 million in the second quarter of 2006. The pre-tax net impact of catastrophes was $5.3 million in the current quarter, compared to $12.1 million in the second quarter of 2006. Excluding catastrophes, commercial lines pre-tax segment income would have been $44.6 million in the current quarter, compared to $42.3 million in the prior-year quarter, an increase of $2.3 million. Underlying this increase were higher underwriting losses that were more than offset by lower loss adjustment and underwriting expenses. Higher underwriting losses in the quarter resulted from higher current accident year losses that were partially offset by higher favorable development of prior-year loss and loss adjustment reserves.

Current accident year losses were higher in the second quarter of 2007 compared to the second quarter of 2006, driven by Commercial Multiple Peril. There are two factors driving the increase in current accident year losses in Commercial Multiple Peril as compared to the second quarter of 2006. First, current accident year losses in the second quarter of 2007 were adversely impacted by large property losses. Second, current accident year losses were unusually low in the second quarter of 2006.

Prior-year loss and loss adjustment reserve development was $13.3 million favorable in the second quarter of 2007 compared to $9.3 million favorable in the second quarter of 2006. Reserves developed favorably across most lines, with the largest improvement seen in Commercial Multiple Peril.

Loss adjustment expenses excluding catastrophes were $4.0 million lower in the quarter compared to the prior-year quarter, resulting primarily from lower legal expenses and reserves.

Commercial Lines highlights:

•	Net premiums written were $248.8 million in the second quarter of 2007, compared to $237.4 million in the second quarter of 2006, up 4.8%.

•	Net premiums earned were $226.0 million in the current quarter, compared to $204.7 million in the prior-year quarter.

•	New business net premiums written were $84.0 million in the second quarter of 2007, representing an increase of 3.9% compared to $80.8 million in the second quarter of 2006.

•	The Commercial Lines GAAP combined ratio was 94.6% in the second quarter, compared to 98.4% in the prior- year quarter.

•

The pre-tax net impact of catastrophes was $5.3 million or 2.3 points of the combined ratio for the second quarter of 2007, compared to $12.1 million, or 5.9 points of the combined ratio for the second quarter of 2006.

•

Favorable development of prior-year loss and loss adjustment reserves was $13.3 million in the current quarter, compared to favorable development of $9.3 million in the second quarter of 2006; decreasing the Commercial Lines combined ratio by 5.9 points and 4.5 points, respectively.

Other Property & Casualty

Other Property & Casualty pre-tax segment income was $3.1 million in the quarter, compared to $2.3 million in the prior-year quarter. Other Property & Casualty includes the company’s premium financing business, investment management operations, earnings on holding company assets, as well as run-off voluntary pools.

Life Companies

Continuing Operations:

The continuing operations of the Life Companies include the run-off FAFLIC business. This business primarily includes the closed block of traditional life insurance, group retirement business, guaranteed investment contract (GIC) businesses, and the company’s discontinued group life and health business, including group life and health voluntary pools.

The Life Companies continuing operations reported a segment profit of $0.8 million in the current quarter of 2007, compared to a loss of $1.0 million in the second quarter of 2006, primarily attributable to lower pension and other expenses.

Investment Results

Net investment income was $80.3 million for the second quarter of 2007, compared to $79.2 million in the same period of 2006. Net investment income for the property and casualty segment increased by $3.6 million, to $59.6 million for the second quarter of 2007, compared to the second quarter of 2006. This increase in property and casualty segment net investment income for the quarter was driven primarily by increased operating cash flows. Offsetting the increase in property and casualty net investment income was a decrease in net investment income in the Life Companies’ of $2.5 million to $20.5 million. The decrease in Life Companies net investment income was driven by lower average invested assets, resulting from continued cash outflows from the run off of the life operations and maturities of long-term funding agreements.

Second quarter 2007 pre-tax net realized investment gains were $0.8 million, compared to $2.9 million in the same period of 2006. In the second quarter of 2007, pre-tax net realized gains on sales of fixed maturities of $1.1 million were partially offset by $0.3 million of capital losses, resulting from impairments on certain fixed maturity securities. In the second quarter of 2006, pre-tax net realized investment gains of $4.8 million were primarily from sales of investments. These gains were partially offset by $1.9 million of capital losses resulting from impairments on certain fixed maturity securities.

Balance Sheet

Shareholders' equity was $2.1 billion, or $40.55 per share at June 30, 2007, compared to $2.0 billion or $39.10 per share at December 31, 2006. Excluding accumulated other comprehensive income, book value per share was $42.51 per share at the close of the current quarter, compared to $39.88 per share at December 31, 2006.

Earnings Conference Call

The Hanover will host a conference call to discuss the company's second quarter results on Tuesday, July 31st at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our web site. Interested investors and others can listen to the call and access the presentation through The Hanover's web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Statistical Supplement

The Hanover's second quarter earnings press release and statistical supplement are also available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Certain statements in this release or in the above referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words "believes," "anticipates," "expects," “projections,” “outlook,” “should,” “plan,” “guidance” and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in its business that may affect future performance and that are discussed in readily available documents, including the Company's annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under "Investors". These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails and with respect to losses incurred as the result of Hurricanes Katrina and Rita), the possibility of adverse judicial decisions including those which expand policy coverage beyond its intended scope (such as recent decisions in Louisiana involving the so-called “flood” exclusions and so-called “Valued Policy Law”), the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as the multivariate personal auto product and the homeowners tiered product), adverse loss development and adverse trends in mortality and morbidity and medical costs, changes in the frequency and loss trends generally being experienced industry-wide, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments, heightened competition (including increasing rate pressure, particularly in Commercial lines), adverse state and federal legislation or regulation or regulatory actions (such as recent mandated decrease in rates for Massachusetts personal automobile insurance and Florida homeowners policies), financial ratings actions, uncertainties in estimating the FIN 45 liability recorded in conjunction with certain indemnity obligations to Goldman Sachs in connection with the sale of the variable life insurance and annuity business (including with respect to existing and potential litigation and regulatory actions and the remediation of certain processing errors in connection with tax reporting), and various other factors.

The Hanover uses non-GAAP financial measures as important measures of the Company’s operating performance, including total segment income, property and casualty segment income, and measures of segment income and loss ratios excluding catastrophe losses or reserve development.

Segment income is net income excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Property and Casualty segment income is the sum of the segment income of the three operating segments of The Hanover’s property and casualty operations: Personal Lines, Commercial Lines and Other Property and Casualty. The Hanover believes that measures of total segment income and Property and Casualty segment income provide investors with a valuable measure of the performance of the Company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Net income is the most directly comparable GAAP measure for total segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as a substitute for net income determined in accordance with GAAP. A reconciliation of net income to segment income and Property and Casualty segment income for the quarters ended June 30, 2007 and 2006 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States.

Contact Information Investors: Sujata Mutalik E-mail: smutalik@hanover.com 1-508-855-3457	Media: Michael F. Buckley E-mail: mibuckley@hanover.com 1-508-855-3099

THE HANOVER INSURANCE GROUP, INC.

(In millions, except per share data)

	Quarter ended June 30
	2007	2006
Net income	$59.8	$50.9
Net income per share(1)	$1.14	$0.99
Weighted average shares (diluted)	52.3	51.6

The following is a reconciliation from segment income to net income (2):

PER SHARE DATA (DILUTED) (1)	Quarter ended June 30
	2007		2006
Segment Income	$	Per Share	$	Per Share
Property and Casualty
Personal Lines	$55.7	—	$53.7	—
Commercial Lines	39.3	—	30.2	—
Other Property & Casualty	3.1	—	2.3	—

Total Property and Casualty	98.1	—	86.2	—

Life Companies	0.8	—	(1.0)	—
Interest expense on corporate debt	(9.9)	—	(9.9)	—

Total segment income	89.0	$1.70	75.3	$1.46
Federal income tax expense on P&C segment income	(33.8)	—	(30.3)	—
Federal income tax benefit on other segment income	4.0	—	6.7	—

Total federal income tax expense on segment income	(29.8)	(0.57)	(23.6)	(0.46)

Total segment income after federal income taxes	59.2	1.13	51.7	1.00
Net realized investment gains, net of amortization	0.2	0.01	3.6	0.07
Gain on derivative instruments	0.1	—	0.1	—
Restructuring benefit (cost)	0.2	—	(0.6)	(0.01)
Federal income tax expense on non-segment income	(0.2)	—	(1.1)	(0.02)

Income from continuing operations, net of taxes	59.5	1.14	53.7	1.04
Gain (loss) on disposal of variable life insurance and annuity business, net of taxes	0.3	—	(2.8)	(0.05)

Net income	$59.8	$1.14	$50.9	$0.99

(1)	Basic net income per share was $1.16 and $1.00 for the quarters ended June 30, 2007 and 2006, respectively.

(2)	In accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

Net income includes the following items by segment:

	Quarter ended June 30, 2007
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Net realized investment gains (losses)	$0.4	$0.3	$(0.5)	--	$0.2
Gains on derivative instruments	--	--	--	0.1	0.1
Restructuring benefit	--	--	--	0.2	0.2
Gain on disposal of variable life insurance and annuity business, net of taxes	--	--	--	0.3	0.3

	Quarter ended June 30, 2006
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Net realized investment gains (losses)	$2.5	$2.5	$(1.5)	$0.1	$3.6
Gain on derivative instruments	—	—	—	0.1	0.1
Restructuring costs	—	—	—	(0.6)	(0.6)
Gain on disposal of variable life insurance and annuity business, net of taxes	—	—	—	(2.8)	(2.8)

All figures reported are unaudited.